Exhibit 99.1

MSC INDUSTRIAL SUPPLY CO. NAMES KRISTEN ACTIS-GRANDE CHIEF FINANCIAL OFFICER

Melville, N.Y. & Davidson, N.C. (Aug. 31, 2020) — MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations supplies to industrial customers throughout North America, today announced that it has named Kristen Actis-Grande to the role of Executive Vice President and Chief Financial Officer.

Actis-Grande joins MSC following a 17-year tenure with Ingersoll Rand. She most recently served as Vice President of Investor Relations and Financial Planning and Analysis for the diversified industrial company. Actis-Grande previously served as Vice President of Finance for the company’s Compression Technologies and Services business, a multibillion-dollar, global manufacturing and services organization. Prior to that role, she served as Vice President of Finance for Residential HVAC and Supply, a multibillion-dollar business unit that includes the Trane and American Standard brands. Actis-Grande previously held a variety of progressively responsible finance leadership roles across the organization. She received a B.S. in Finance from Lehigh University and an M.B.A. from the Indiana University Kelley School of Business.

“Kristen is a talented executive with a track record of driving improved performance, demonstrating leadership and building a strong team,” said MSC President and CEO Erik Gershwind. “I am pleased to welcome her to our company and look forward to benefitting from her experience as we transform MSC into a mission-critical partner on the plant floor.”

"MSC is a forward-looking company focused on serving all of its key stakeholders. I look forward to contributing to the company’s positive culture and long history of success as a leading distributor of MRO products and solutions,” Actis-Grande said.

Actis-Grande will be based at MSC’s Customer Support Center in Davidson, North Carolina.

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Media Contact:

Paul Mason

MSC Industrial Supply Co.

(704) 987-5313

paul.mason@mscdirect.com

About MSC Industrial Supply Co.

MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1.8 million products, inventory management and other supply chain solutions, and deep expertise from over 75 years of working with customers across industries.

Our experienced team of approximately 6,500 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit mscdirect.com.

75 Maxess Road, Melville, New York 11747  |  525 Harbour Place Drive, Davidson, NC 28036  |  mscdirect.com